EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Capitol Bancorp Ltd.
Lansing, Michigan

We hereby consent to the incorporation by reference in Registration Statements Nos. 333-15111, 333-153121, 333-122278, 333-104665, 333-84009, and 333-41215 on Form S-3, Registration Statements Nos. 333-157263, 333-139235, 333-137910, 333-137367, 333-129778, 333-128850, 333-124417, 333-116571, 333-113931, and 333-115110 on Form S-4 and Registration Statements Nos. 333-122278, 333-144180, 333-137092, 333-126206, 333-105339, 333-105314, 333-99175, 333-97189 and 333-30521 on Form S-8 of Capitol Bancorp Ltd. of our report dated March 30, 2012, relating to the consolidated financial statements, which appears on page F-55 in the Annual Report to shareholders (Financial Information Section), which is incorporated in this Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern.  As discussed in Note U to the consolidated financial statements, the Corporation and substantially all of its subsidiary banks have suffered significant losses from operations in 2011, 2010, 2009 and 2008 primarily from large provisions for loan losses and costs associated with nonperforming assets, suffered a decline in regulatory capital to support operations, and experienced regulatory issues that raise substantial doubt about the Corporation's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note U.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

March 30, 2012
Grand Rapids, Michigan